Exhibit 10.1

AGREEMENT

This Agreement is dated effective as of August 14, 2018, by and among Navidea Biopharmaceuticals, Inc. (“Navidea”), Macrophage Therapeutics, Inc. (“MT”) and Michael M. Goldberg, M.D. (“Goldberg”). The transactions contemplated by this Agreement is collectively referred to herein as the “Transaction.”

Navidea Shares

On the date of the consummation of the Transaction (such date, the “Closing Date”), Navidea will issue to Goldberg 23.5million shares of Navidea common stock (the “Shares”), 18.5 million currently, and 5 million on January 2nd, 2019. The Shares will be issued under Regulation D of the Securities Act of 1933.

Share Escrow

A total of 10 million Shares will be deposited into an escrow account (the “Escrow Shares”) 5 million immediately and 5 million on January 2, 2019. The Escrow Shares will be released from the escrow account after the earlier of (such earlier time, the “Release Date”) (i) final resolution of any currently pending claims related to the Debt (as defined below) in which none of the Debt is required to be paid to any party other than Goldberg, or (ii) 18 months. On the Release Date, all of the then-remaining Escrow Shares will be released to Goldberg if not then subject to any claim by Navidea as outlined herein. If Navidea is ordered, by a final, non-appealable judgement, to pay any portion of the Debt (as defined below) to any party other than Goldberg, Navidea may pursue a claim against Goldberg for such amount and clawback a portion of the Escrow Shares from the escrow account having the equivalent value (at that future time) of the portion of the Debt actually paid by Navidea to the extent Navidea proves that Goldberg was not entitled to that portion of the Debt. The terms of the escrow account will provide that none of the Escrow Shares may be transferred to Navidea without a joint written direction executed by Navidea and Goldberg, or final judgment by a court of competent jurisdiction.

Lock-Up

After the award and the placement of the Shares with members of Goldberg’s family, neither Goldberg nor such family members will transfer any of the Shares for six months after the Closing Date without the prior written consent of Navidea.

MT Super Voting Shares

MT will issue to Goldberg shares of MT Super Voting Common Stock in a number equal to 5.0% of the outstanding shares of MT. Except as otherwise required by law, the holders of MT Super Voting Common Stock shall be entitled to notice of any stockholders’ meeting and to vote as a single class with holders of the Common Stock upon any matter submitted to the stockholders for a vote. In that regard, each holder of MT Super Voting Common Stock shall have 20 votes for each full share of MT Common Stock into which the shares of MT Super Voting Common Stock would be convertible on the record date for the matter to be voted on. Notwithstanding the foregoing, until such time as MT shall have obtained aggregate gross proceeds of $10 million in one or more financings after the Closing Date, the vote or written consent of Navidea shall be required to issue to Goldberg or any of his affiliates any equity or rights to purchase equity, which vote or consent will not be unreasonably withheld. Navidea will be entitled to appoint one observer to MT’s Board of Directors, who will receive all notices of board meetings, written consents and board materials in advance of such meetings.

Severance

Navidea will pay to Goldberg an aggregate of $978,000, which amount includes all unpaid vacation days, as severance after the Closing Date (the “Severance”), payable in equal installments over the next 24-months on Navidea’s regular pay dates (less any legally required withholding). Navidea will pay the costs to continue Goldberg’s existing health coverage for a period of 16 months after the Closing Date, by paying the amounts required under COBRA to maintain such coverage.

Credit Line

For six months after the Closing Date, Navidea will provide a line of credit to MT for the salary and benefits of Joel Kaufman (starting November 1), the expense of Nai Fang Wang, the expense of Jeffrey Arnold and MedChem (shared 50% to be re-evaluated after the first two months), the remaining payment due and owing to the Salzman Group, the payment to Smart Assays, and other working capital items not to exceed $750,000 in the aggregate.

MT Preferred Stock

MT will redeem all shares of Goldberg’s MT Preferred Stock and any warrants or other equity rights held by Goldberg in MT for no additional consideration other than Goldberg’s rights in the Transaction.

Termination of Debt	Goldberg waives all rights to collect any debt (including, without limitation interest) owed by Navidea to Goldberg.

Waiver of Goldberg Rights

Goldberg releases, to the maximum extent permitted by law, each of Navidea and MT from any and all claims that currently exist or arise prior to the Closing Date, whether known or unknown, contingent or fixed, including but not limited to claims for any compensation, vacation pay, severance, bonus, options, warrants (excluding the existing right to an option to purchase 5,000,000 phantom shares of Navidea common stock currently held by Goldberg) or the Debt. The release excludes any claims for breaches of the Transaction Documents by Navidea and MT.

Resignation

Goldberg hereby resigns as an officer and director of Navidea and any other subsidiary of Navidea other than MT on the date of execution of this Agreement. Navidea will make its final salary payment August 15th, 2018 and begin severance payments on August 30th, 2018.

Transaction Documents

The Transaction Documents shall contain other terms, conditions, representations and warranties of Navidea, MT and Goldberg customary for transactions of the type set forth in this Agreement. Maslon LLP, counsel to Navidea’s Special Committee, will prepare the initial drafts of the Transaction Documents. Upon execution, the terms of such Transaction Documents shall supersede the terms set forth herein, but any subsequent failure to execute the Transaction Documents shall not render the provisions of this Agreement invalid.

Miscellaneous

Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the permitted successors and assigns of each party.

Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts-of-law provisions, as an agreement executed under seal in the State of Delaware. Any action brought to enforce the terms of this Agreement or adjudicate any dispute arising out of this Agreement, involving a request for a temporary or preliminary injunction, shall be brought exclusively in the federal and state courts located in New York, New York. Each party hereby (i) waives any objection which it might have now or hereafter to the foregoing venue of any such litigation, action or proceeding, (ii) irrevocably submits to the exclusive jurisdiction of any such court set forth above in any such litigation, action or proceeding, and (iii) waives any claim or defense of inconvenient forum. Each party hereby consents to service of process by registered mail, return receipt requested, and expressly waives the benefit of any contrary provision of law. The prevailing party in any such dispute will be entitled to recover its reasonable attorneys’ fees and costs.

Amendment; Severability; Waiver. No change in any term or condition of this Agreement is valid or binding unless agreed to in writing by the party to which enforcement of such change is sought. If any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms. The waiver by any party of a breach or a default of any provision of this Agreement shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right operate as a waiver of any right by such party.

Injunctive Relief. The parties acknowledge and agree that, in the event of a breach by any party of this Agreement, the other parties to this Agreement will have no adequate remedy at law and, accordingly, shall be entitled to injunctive and equitable relief against such breach in addition to any remedy the non-breaching party might have at law.

Counterparts: This Agreement may be executed in counterparts, each of which shall be considered an original and all of which shall constitute one and the same Agreement. Signatures may be delivered via facsimile or electronic transmission.

Signature Page follows

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

GOLDBERG: By: /s/ Michael M. Goldberg Michael M. Goldberg, M.D. Individually

NAVIDEA:	MT:

NAVIDEA BIOPHARMACEUTICALS, INC.	MACROPHAGE THERAPEUTICS, INC.

By: /s/ Jed Latkin	By: /s/ Michael M. Goldberg
Jed Latkin, Chief Financial Officer	Name: Michael M. Goldberg, M.D. Its: CEO

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Agreement